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                        INVESTMENT ADVISORY AGREEMENT

                  AGREEMENT made this ____ day of July, 1992 by and between BNY Hamilton Money Fund (the "Series"), a series of BNY Hamilton Funds, Inc., a Maryland corporation (the "Corporation") and The Bank of New York, a New York bank (the "Adviser").

                  1. Duties of Adviser. The Series hereby appoints the Adviser to act as investment adviser to the Series for the period and on such terms set forth in this Agreement. The Series employs the Adviser to manage the investment and reinvestment of the assets of the Series, to continuously review, supervise and administer the investment program of the Series, to determine in its discretion the securities to be purchased or sold and the portion of the Series' assets to be held uninvested, to provide the Corporation with records concerning the Adviser's activities which the Corporation is required to maintain, and to render regular reports to the Corporation's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Corporation, and in compliance with the objectives, policies and limitations set forth in the Corporation's Registration Statement (No. 811-6654),

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including the Series' prospectus and statement of additional information, applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided therein.

                  2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Directors of the Corporation, the Adviser may also effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Corporation. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Corporation such information

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relating to Series transactions as they may reasonably request.

                  3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Corporation shall pay to the Adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of .10% of the Series' average daily net assets.

                  In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.

                  4. Reports. The Series and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

                  5. Status of Adviser. The services of the Adviser to the Series are not be deemed exclusive, and the Adviser shall be free to render similar services to others.

                  6. Liability of Adviser. In the absence of (i) wilful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and

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duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 ("1940 Act"), the Adviser shall not be subject to any liability whatsoever to the Series, or to any shareholder of the Series, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series.

                  7. Permissible Interests. Subject to and in accordance with the Articles of Incorporation of the Corporation and applicable law and regulation, Directors, officers, agents and shareholders of the Corporation are or may be interested in the Adviser (or any successor thereof) as Directors, officers, agents, shareholders or otherwise; Directors, officers, agents and shareholders of the Adviser are or may be interested in the Corporation as Directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Corporation as a shareholder or otherwise; and the effect of any such

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interrelationships shall be governed by said Articles of Incorporation and the provisions of the 1940 Act.

                  8. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until the earlier of June 30, 1994 or the date of the first annual or special meeting of the shareholders of the Series and, if approved by a majority of the outstanding voting securities of the Series, thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Series; provided, however, that if the holders of shares of the Series fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder. This Agreement may be terminated by the Series at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Series on 60 days' written notice to the Adviser. This Agreement may be terminated by the

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Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Series. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.

                  As used in this Section 9, the terms "assignment", "interested persons", and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

                  9. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Series must be approved (a) by vote of majority of those members of the Board of Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Series.

                  10. Use of Name. The Series agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Series, the Series will, within a reasonable periods of time, change its name to delete reference to "BNY Hamilton".

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                  11. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  12. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

                  13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

THE BANK OF NEW YORK                        BNY HAMILTON FUNDS, INC.
                                              for BNY HAMILTON MONEY FUND

By ______________________                   By _____________________
   Name:                                       Name:
   Title:                                      Title:

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